                                                                            June 6, 2001

Cablevision Systems Corporation

One Media Crossways

Woodbury, New York 11797

Attention:  Robert S. Lemle, General Counsel

Facsimile:  (516) 364-8501

          Re:  Waiver of Board Rights

Dear Robert:

          Reference is hereby made to the Stockholders Agreement (the "Stockholders Agreement"), dated as of March 4, 1998, by and among Cablevision Systems Corporation ("Cablevision"), a Delaware corporation, AT&T Broadband, LLC (" AT&T"), a Delaware limited liability company and successor to TeleCommunications, Inc., a Delaware corporation, and the Class B Entities. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned thereto in the Stockholders Agreement.

          Pursuant to Section 11 of the Stockholders Agreement, AT&T is entitled to nominate two directors to the Board. Concurrently herewith, AT&T's two nominees to the Board (Daniel E. Somers and Michael P. Huseby) have resigned as directors of the Board. In accordance with Section 16(j) of the Stockholders Agreement, AT&T hereby irrevocably and permanently waives all rights that AT&T and/or any Affiliate of AT&T may have under the Stockholders Agreement to nominate directors to the Board (including nominees to replace Messrs. Somers and Huseby). AT&T hereby retains the right to transfer to any Permitted Transferee (other than an Affiliate of AT&T) any right that such Permitted Transferee may have under the Stockholders Agreement to nominate directors to the Board.

          This Waiver is effective immediately. This Waiver shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of AT&T under the Stockholders Agreement.

                                                                     Sincerely,

                                                                    AT&T BROADBAND, LLC

                                                                    By:        ______________________

                                                                     Name:  Michael P. Huseby

                                                                     Title:    Executive VP and CFO

cc:  Sullivan & Cromwell

       125 Broad Street

       New York, New York 10004

       Attention:  Joseph B. Frumkin, Esq.

       Facsimile:  (212) 558-3588